EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors
GVI Security Solutions, Inc.

We consent to the incorporation by reference in Registration Statement on Form S-8 of GVI Security Solutions, Inc. of our report dated March 30, 2006 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of GVI Security Solutions, Inc. as of December 31, 2005 and for each of the two years then ended.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Mercadien, P.C., Certified Public Accountants

Hamilton, New Jersey
June 6, 2007